Exhibit 99.1

News Release

Investor Relations Contact:	Company Contact:
Claire McAdams	Gary Schaefer
Headgate Partners LLC	Nanometrics Incorporated
530.274.0551, 530.274.0531 fax	408.545.6000, 408.232.5910 fax
email: claire@headgatepartners.com	email: gschaefer@nanometrics.com

Nanometrics Announces 7% Workforce Reduction

Company Initiatives Directed Toward Profitability and Cash Flow

MILPITAS, California, January 9, 2008 — Nanometrics Incorporated (Nasdaq: NANO), a leading supplier of advanced metrology equipment to the semiconductor industry, today announced it is reducing its global work force by approximately seven percent. This reduction affects employees in each of the company’s locations worldwide and is aimed at achieving Nanometrics’ goals of improved profitability, cash flow and predictability.

The company will record approximately $600,000 in restructuring charges on its first quarter 2008 financials in connection with the reduction.

“While our longer-term outlook for the metrology sector is positive and we feel we are well-positioned in our served markets, we believe it is prudent to act in response to the softness currently seen in the semiconductor capital equipment industry,” commented Tim Stultz, president and chief executive officer of Nanometrics. “While this was a difficult decision for us to make, it came about as a result of our stated strategy to run our business with reduced sensitivity to revenue level. We expect the cost savings to be fully realized in our second quarter 2008 financial results.”

“We remain committed to investing in research and development activities and believe that our strong product offerings position Nanometrics to demonstrate continued solid performance in the process control market,” Dr. Stultz concluded.

About Nanometrics

Nanometrics is a leader in the design, manufacture and marketing of high-performance process control metrology systems used in semiconductor manufacturing. Nanometrics standalone and integrated metrology systems measure various thin film properties, critical dimensions, overlay control and optical, electrical and material properties, including the structural composition of silicon and compound semiconductor devices, during various steps of the manufacturing process. These systems enable semiconductor manufacturers to improve yields, increase productivity and lower their manufacturing costs. The Company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.

Forward Looking Statements

This press release contains forward-looking statements including, but not limited to, those of our CEO relating to Nanometrics’ future performance and financial results, market position and growth potential. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause Nanometrics’ actual results to differ materially from those expressed or implied by such statements. Nanometrics cannot provide any assurance that its future results will meet expectations. For additional information and considerations regarding the risks faced by Nanometrics, see its annual report on Form 10-K for the year ended December 31, 2006 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time including its quarterly reports on Form 10-Q. Although Nanometrics believes that the expectations reflected in the forward-looking statements are reasonable, Nanometrics cannot guarantee future results, levels of activity, performance or achievements. In addition, neither Nanometrics nor any other person assumes responsibility for the accuracy or completeness of these forward-looking statements. Nanometrics disclaims any obligation to update information contained in any forward-looking statement.